Exhibit 99.1

January 29, 2025

OS Therapies Agrees to Acquire All Listeria Monotygenes-based Immuno-
Oncology Programs and IP Assets from Ayala Pharmaceuticals, Adding
Phase 2 Lung Cancer and Phase 1 Prostrate Cancer Programs to Pipeline

▪	Consolidates ownership of listeria monocytogenes-based immunotherapy IP
▪	Eliminates milestone payments and reduces future royalty obligations relating to OST-HER2 for osteosarcoma and other HER2-related indications
▪	Capital allocation focus remains on regulatory approval, priority review voucher (PRV) issuance and commercialization of OST-HER2 in osteosarcoma
▪	Previously disclosed $7.1M funding for OS therapies priced at $4.00/share provides cash runway into 2026 & precludes raises below $12.00 for 6 months
▪	Karim Galzahr appointed to OS Therapies Board of Directors

NEW YORK, NY / January 29, 2025 - OS Therapies, Inc. (NYSE-A: OSTX), a clinical-stage biotechnology company advancing immunotherapies and targeted drug conjugates for cancer treatment, today announced it has entered into an asset purchase agreement to acquire the listeria monocytogenes-based immuno-oncology programs and related intellectual property (IP) assets from Ayala Pharmaceuticals (OTC: ADXS). The assets being acquired include a Phase 2 lung cancer and Phase1 prostate cancer program, in addition to the gaining direct ownership of the underlying IP related to OS Therapies’ lead asset OST-HER2 for osteosarcoma and other HER2-related indications.

“The assets being acquired from Ayala complete OS Therapeutics’ ownership of the key intellectual property underlying our listeria monocytogenes immunotherapy platform, as well as bolster our development pipeline with the addition of clinical-stage lung cancer and prostate cancer immunotherapy assets,” said Paul Romness, MHP, Chairman & CEO of OS Therapies. “Importantly, this agreement eliminates certain near-term milestone payment obligations related to OST-HER2 in osteosarcoma, projected sales milestone payments, and significantly reduces our effective royalty rate. As a result, we have enhanced both the clinical and financial prospects for the Company with minimal impact to our cash position. The elimination of these milestones payment obligations and reduction in royalties obligations significantly improves the net present value of the OST-HER2 program while also improving our negotiating position with potential partners. Taken together, this agreement bolsters our financial and partnership prospects.”

OS Therapies anticipates requesting Biologics Licensing Authorization (BLA) for OST-HER2 in osteosarcoma in the second quarter of 2025, and hopes to be granted a BLA and related Priority Review Voucher (PRV) from FDA by the end of 2025. Additionally, the Company intends to sell the PRV immediately upon issuance and does not intend to initiate any new clinical development programs until it has completed interactions with FDA around OST-HER2 in osteosarcoma.

Under the terms of the agreement, OS Therapies has agreed to pay $0.5 million in cash and issue $7.5 million worth of OS Therapies’ common shares to Ayala. The transaction is expected to close 60 days from execution of the agreement, subject to customary closing conditions.

OS Therapies previously disclosed that it completed a $7.1 million financing, priced at $4.00 per share primarily with existing shareholders, that provides the Company with sufficient cash runway into 2026 inclusive of payments to Ayala. Under the terms of the financing agreement, OS Therapies is prohibited from issuing shares to raise capital for at least 6 months and suspended the issuance of shares to raise capital under its equity line of credit so long as the price of the common stock is below $12.00. The Company’s burn rate is now approximately $0.4M per month.

As part of the financing agreement, OS Therapies agreed to appoint Karim Galzahr to the Company’s Board of Directors. Galzahr is managing partner at OKG Capital, a medtech and life science investor. Galzahr brings over 30 years of experience in all aspects of finance including M&A, asset management, corporate development and strategic advisory work across the technology sector and medical technology sectors.

“I am honored to join the OS Therapies Board of Directors at such a pivotal moment in the Company’s journey,” said Galzahr, newly appointed Board Member of OS Therapies. “With compelling Phase 2b osteosarcoma data, the anticipated FDA approval of OST-HER2, and the potential to earn a saleable Priority Review Voucher, the Company is positioned to unlock the full potential of its market leading listeria-based immunotherapy platform. This acquisition not only strengthens its intellectual property portfolio but also clears financial hurdles, paving the way for groundbreaking work in osteosarcoma and expanding opportunities in lung and prostate cancer. I look forward to contributing to OS Therapies’ mission of transforming cancer care and improving patient outcomes worldwide.”

Lung Cancer Asset Clinical Data

Lung Cancer

1.	ASCO 2022 Poster: A phase 2 study of an off-the-shelf, multi-neoantigen vector (ADXS-503 / OST-503) in patients with metastatic non-small cell lung cancer either progressing on prior pembrolizumab or in the first line setting.

Conclusions: The addition of ADXS-503 (OST-503) to pembro (Keytruda®) after disease progression on pembro appears to be well tolerated and induced antigen-specific T-cell responses and durable disease control in 46% of patients in Part B and 67% of patients in Part C. Additional patients are currently being enrolled into both parts of the study to further explore the potential of A503 to restore or enhance sensitivity to checkpoint inhibitors. Clinical trial information: NCT03847519.

2.	ASCO 2022 Poster: Immunogenicity and disease control induced by a multi-neoantigen vaccine (ADXS-503 / OST-503)) in patients with metastatic non-small cell lung cancer who have progressed on pembrolizumab.

Conclusions: Adding ADXS-503 (OST-503) to pembro (Keytruda®) after Progression of Disease appears to induce innate and adaptive immune responses that may restore or enhance sensitivity to checkpoint inhibitors in pts with clinical benefit. Clinical trial information: NCT03847519.

The global lung cancer treatment market size was estimated at $19 billion in 2023 according to Grandview Research and is expected to grow to over $44 billion by 2030. The global prostate cancer treatment market was estimated at $6.4 billion in 2023 according to Grandview Research and is expected to grow to over $16 billion by 2030.

About OS Therapies

OS Therapies is a clinical stage oncology company focused on the identification, development, and commercialization of treatments for Osteosarcoma (OS) and other solid tumors. OST-HER2, the Company’s lead asset, is an immunotherapy leveraging the immune-stimulatory effects of Listeria bacteria to initiate a strong immune response targeting the HER2 protein. OST-HER2 has received rare pediatric disease, fast-track and orphan drug designations from the US FDA. The Company has completed enrollment for a 41-patient Phase 2b clinical trial of OST-HER2 in recurrent, fully resected, lung metastatic osteosarcoma, with positive results released in the first quarter of 2025. The Company anticipates submitting a Biologics Licensing Application (BLA) to the US FDA for OST-HER2 in osteosarcoma in 2025 and, if approved, would become eligible to receive a Priority Review Voucher that it could then sell. OST-HER2 has completed a Phase 1 clinical study primarily in breast cancer patients, in addition to showing preclinical efficacy data in various models of breast cancer. OST-HER2 has been conditionally approved by the U.S. Department of Agriculture for the treatment of canines with osteosarcoma.

In addition, OS Therapies is advancing its next-generation Antibody Drug Conjugate (ADC) platform, known as tunable ADC (tADC), which features tunable, tailored antibody-linker-payload candidates. This platform leverages the Company’s proprietary silicone linker technology, enabling the delivery of multiple payloads per linker. For more information, please visit www.ostherapies.com.

Forward-Looking Statements

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements and terms such as “anticipate,” “expect,” “intend,” “may,” “will,” “should” or other comparable terms involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Those statements include statements regarding the intent, belief or current expectations of OS Therapies and members of its management, as well as the assumptions on which such statements are based. OS Therapies cautions readers that forward-looking statements are based on management’s expectations and assumptions as of the date of this news release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, but not limited to the approval of OST-HER2 by the US FDA and grant of a priority review voucher and other risks and uncertainties described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2024, as amended on November 27, 2024, and other subsequent documents we file with the SEC, including but not limited to our Quarterly Reports on Form 10-Q. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by the federal securities laws, OS Therapies specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

OS Therapies Contact Information:

Press Contact:

Kati Waldenburg

katiw@coreir.com

Investor Contact:

Chris Erdman

410-297-7793

Irpr@ostherapies.com

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